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                            SUBSIDIARIES OF THE REGISTRANT
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
Parents
-------

     None

                                                Jurisdiction of     Percent of
Subsidiaries Consolidated                       Incorporation       Stock Owned
-------------------------                       ---------------     -----------

     American Pipe & Construction International   California            100
     Ameron B.V.                                  The Netherlands       100
     Ameron FSC                                   Guam                  100
     Ameron (Hong Kong) Ltd.                      Hong Kong             100
     Amercoat Japan Company, Limited              Japan                 100
     Ameron Malaysia Sdn. Bhd.                    Malaysia              100
     Ameron (Pte) Ltd.                            Singapore             100
     Centron International, Inc.                  Delaware              100


Subsidiaries Not Consolidated and
Fifty-Percent or Less Owned Companies
-------------------------------------

     Gifford-Hill-American, Inc.                  Texas                  50
     Tamco                                        California             50
     Bondstrand, Ltd.                             Saudi Arabia           40
     Oasis-Ameron, Ltd.                           Saudi Arabia           40
     Ameron Saudi Arabia, Ltd.                    Saudi Arabia           30

Names of other subsidiaries not consolidated and fifty-percent or less owned companies are omitted because when considered in the aggregate as a single subsidiary they do not constitute a significant subsidiary.

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